Exhibit 99.1

IDT Corporation Reports First Quarter Fiscal Year 2018 Results

NEWARK, NJ — December 5, 2017: IDT Corporation (NYSE: IDT) reported a loss per share of $0.08 and non-GAAP earnings per share (EPS)* of $0.01 on revenue of $393.6 million for the first quarter of FY 2018, the three months ended October 31, 2017.

HIGHLIGHTS

(1Q18 results are compared to 1Q17)

•	Revenue of $393.6 million compared to $369.2 million;

•	Income from operations of $0.1 million compared to $5.2 million;

•	Adjusted EBITDA* of $7.0 million compared to $10.7 million;

•	Loss per share of $0.08 compared to diluted EPS of $0.96, which included a net benefit from income taxes of $0.63 per share;

•	Non-GAAP EPS* of $0.01 compared to $0.28;

•	IDT has declared a dividend of $0.19 per share for 1Q18 to be paid on or about December 29th.

REMARKS BY SHMUEL JONAS, CEO OF IDT CORPORATION

“Revenue growth in our wholesale carrier business accelerated as we invested to gain market share, more than offsetting the measured decline in revenue from our retail voice communications offerings. Telecom margins, however, narrowed during the quarter.

“Our growth initiatives met or exceeded our expectations. BOSS Revolution money transfer – and particularly transactions initiated online or through the BOSS Money app – as well as net2phone’s cloud communications offerings and our National Retail Solutions POS network are growing rapidly. Subsequent to the quarter close, we formally launched our BOSS Revolution Mobile offering, and are in the process of rolling out this new wireless service to our retail partners nationwide.

“We are making good progress on the planned spin-off of Rafael Holdings. Rafael recently filed a registration statement, including a preliminary information statement, for the spin-off with the Securities and Exchange Commission. We expect to conclude the separation and distribution of Rafael Holdings to our shareholders in the first quarter of calendar 2018. The spin-off will more tightly focus IDT on communications and payments services, and we have begun the planning to streamline our corporate structure and operations to function more efficiently and effectively post-spin.

“Based on our results and financial condition, IDT’s Board of Directors declared a dividend of $0.19 per share for the first quarter.”

1Q18 CONSOLIDATED RESULTS

(Results are for 1Q18 and compared to 1Q17 unless otherwise noted).

Results (in millions, except EPS)	1Q18	4Q17	1Q17	1Q18 - 1Q17 Change (%/$)
Revenue	$393.6	$395.0	$369.2	+6.6%
Direct cost of revenue	$336.5	$337.1	$313.0	+7.5%
Direct cost of revenue as a percentage of revenue	85.5%	85.3%	84.8%	+70 BP
SG&A expense	$50.1	$49.3	$45.4	+10.2%
Depreciation and amortization	$5.7	$5.6	$5.3	+7.1%
Income from operations	$0.1	$3.7	$5.2	$(5.1)
Adjusted EBITDA*	$7.0	$8.6	$10.7	(34.7)%
Net (loss) income attributable to IDT	$(2.1)	$(9.8)	$21.9	$(24.0)
Diluted (loss) earnings per share	$(0.08)	$(0.41)	$0.96	$(1.04)
Non-GAAP net income*	$0.2	$1.8	$6.3	$(6.1)
Non-GAAP EPS*	$0.01	$0.07	$0.28	$(0.27)

*Throughout this release, Non-GAAP EPS, Adjusted EBITDA, and Non-GAAP Net Income for all periods presented are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

Consolidated results for all periods presented include corporate overhead. The corporate loss from operations increased to $3.2 million from $1.3 million in 1Q17 primarily as a result of increased legal expenses.

Net loss attributable to IDT in 1Q18 was $2.1 million or $0.08 per share, including a provision for income tax of $1.4 million, compared to net income attributable to IDT of $21.9 million and diluted EPS of $0.96 in 1Q17, including a $2.1 million gain on foreign currency transactions and a net benefit from income taxes of $14.4 million, mostly due to the reversal of a previous valuation allowance on foreign deferred tax assets.

At October 31, 2017, IDT held $107.0 million in unrestricted cash, cash equivalents and marketable securities, compared to $148.6 million at July 31, 2017. Current assets totaled $342.4 million and current liabilities totaled $338.4 million. The decrease in cash, cash equivalents and marketable securities primarily reflects payments during 1Q18 of previously accrued liabilities including seasonal personnel expenses, regulatory fees, and a legal settlement as well as other changes in working capital. IDT also set aside $11.8 million dollars in an escrow account pursuant to its most recent wholesale carrier outsourcing initiative, resulting in a decrease in Cash and Cash Equivalents and a corresponding increase in Other Current Assets.

Net cash used in operating activities during 1Q18 was $30.5 million compared to net cash provided by operating activities of $5.5 million in 1Q17. In the same periods, capital expenditures were $5.3 million and $5.5 million, respectively.

1Q18 RESULTS BY SEGMENT

(Results are for 1Q18 and compared to 1Q17 unless otherwise noted).

Quarterly Results by Segment (in millions)	TPS		net2phone-UCaaS		All Other		Corporate
	1Q18	1Q17	1Q18	1Q17	1Q18	1Q17	1Q18	1Q17
Revenue	$385.1	$361.5	$7.8	$7.1	$0.7	$0.5	-	-
Direct cost of revenue	$334.0	$309.7	$2.5	$3.3	-	-	-	-
SG&A expense	$42.1	$41.1	$4.7	$3.3	$0.9	-	$2.4	$1.1
Depreciation and amortization	$4.0	$4.2	$1.3	$0.7	$0.4	$0.4	-	-
Income (loss) from operations	$4.6	$6.5	$(0.7)	$(0.2)	$(0.6)	$0.1	$(3.2)	$(1.3)
Adjusted EBITDA	$8.9	$10.7	$0.6	$0.6	$(0.2)	$0.5	$(2.4)	$(1.1)

Telecom Platform Services (TPS)

TPS is comprised of communications and payment offerings grouped in three broad verticals: Retail Communications, Wholesale Carrier Services and Payment Services. Effective 1Q18, TPS’ Retail Communications vertical also includes the results of IDT’s Consumer Phone Services (CPS). All comparative prior periods have been adjusted to conform to the current presentation. CPS was previously reported as a separate segment. The TPS segment contributed 97.8% of IDT’s consolidated revenue in 1Q18 and 97.9% in 1Q17.

TPS’ 1Q18 revenue increased 6.5% to $385.1 million. The Wholesale Carrier Services and Payment Services verticals achieved robust revenue growth – more than offsetting a decline in Retail Communications’ revenue.

TPS’ Revenue by Business Vertical ($ in millions)	1Q18	4Q17	1Q17	1Q18 - 1Q17 % Change	1Q18-1Q17 % Change in Minutes of Use	1Q18 Revenue as % of all TPS
Retail Communications	$146.2	$152.6	$158.5	(7.8)%	(19.5)%	38.0%
Wholesale Carrier Services	$170.5	$167.4	$143.3	+19.0%	+20.0%	44.3%
Payment Services	$68.4	$66.0	$59.7	+14.6%	na	17.7%
Total TPS	$385.1	$386.0	$361.5	+6.5%	(8.3)%	100.0%

Retail Communications: IDT’s flagship BOSS Revolution® calling service – which accounted for over 90% of Retail Communications’ revenue in 1Q18 - continued to be impacted by increased adoption of over-the-top voice and messaging, unlimited calling plans, as well as decreased immigration into the U.S. These long-term, macro trends resulted in a 5.4% reduction in BOSS Revolution calling service’s revenue compared to the year ago quarter. Revenue from other Retail Communications offerings, including the sale of traditional ‘hard’ prepaid calling cards in the U.S. and overseas, continued to decrease in line with expectations.

Wholesale Carrier Services: Wholesale Carrier Services’ revenue increased 19% and minutes of use increased 20% compared to the year ago quarter even as the market for international voice calling continued to contract. Wholesale Carrier Services’ revenue has historically been more volatile than Retail Communications’ revenue, and changes in revenue do not necessarily generate corresponding changes in gross profit.

Payment Services: Payment services revenue increased 14.6% year over year reflecting growth in mobile top-up sales from new mobile partners and diversification of mobile top-up offerings. Sales generated by the BOSS Revolution international money transfer service and National Retail Solutions’ merchant services offerings also increased.

TPS’ direct cost of revenue expressed as a percentage of revenue increased to 86.7% from 85.7%. This increase reflects margin pressure on Wholesale Carrier Services’ offerings and a shift of revenue mix within TPS towards Wholesale Carrier Services, which generates relatively lower gross margins than Retail Communications’ offerings.

TPS’ SG&A expense - $42.1 million – increased 2.6% from 1Q17 primarily on higher personnel expense. Expressed as a percentage of revenue, SG&A expense decreased to 10.9% from 11.4% in the year ago quarter, primarily due to the significant revenue increase over the corresponding period. IDT expects to significantly streamline its operations in conjunction with the spin-off of Raphael Holdings.

TPS’ income from operations decreased to $4.6 million, including the impact of $0.4 million in severance expense, from $6.5 million in 1Q17. Margin pressure on TPS’ Wholesale Carrier Services’ offerings, the decrease in Retail Communications’ revenue and the increase in SG&A expense contributed to the decrease.

net2phone - Unified Communications as a Service (UCaaS)

The net2phone-UCaaS segment (formerly known as UCaaS) is comprised of offerings from IDT’s net2phone® division, including its cloud communications and SIP trunking offerings for businesses, and its cable telephony service.

net2phone-UCaaS’ 1Q18 revenue increased to $7.8 million from $7.1 million in 1Q17 due to continued growth from its cable telephony service and cloud-based communications offering – both in the U.S. and in South America. In light of the strong growth in net2phone’s cloud communications offering in Argentina and Brazil, net2phone anticipates additional international expansion in South America and Asia in FY 2018.

net2phone-UCaaS’ 1Q18 loss from operations was $674 thousand compared to a loss from operations of $174 thousand in 1Q17 reflecting increased SG&A spending including commissions and other personnel expenses reflecting IDT’s continued investment in this business, as well as increased depreciation and amortization expense.

All Other

All Other includes interests in clinical and early stage pharmaceutical companies, including an investment in Rafael Pharmaceuticals, Inc., as well as IDT’s real estate holdings, comprised of its public garage in Newark and commercial properties in Newark, Piscataway and Jerusalem, and other small businesses and investments.

Rafael Pharmaceuticals is a clinical stage, oncology-focused, pharmaceutical company committed to the development and commercialization of therapies that exploit the metabolic differences between normal cells and cancer cells.

All Other’s financial results for 1Q18 were consistent with expectations.

IDT’s subsidiary, Rafael Holdings, has filed a registration statement, including a preliminary information statement, for the spin-off to IDT’s shareholders of IDT’s real estate and pharmaceutical holdings included in All Other. IDT expects to effectuate the spin-off of Rafael Holdings in the first quarter of calendar 2018.

DIVIDEND

On December 4, 2017, IDT’s Board of Directors declared a quarterly dividend of $0.19 per share of IDT’s Class A and Class B common stock for 1Q18 to be paid on or about December 29, 2017. The dividend will be paid to stockholders of record as of the close of business on December 18th. This distribution will be treated as a return of capital for tax purposes.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “For Investors” section of the IDT Corporation website (http://idt.net/ir) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call today beginning today at 5:30 PM Eastern with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from U.S.) or 1-412-902-4243 (international) and request the IDT Corporation call.

A recording of the conference call can be accessed one hour after the call concludes through December 12, 2017, by dialing 1-844-512-2921 (toll-free from the US) or 1-412-317-6671 (international) and providing this call number: 10114550. The recording will also be available via streaming audio at the IDT investor relations website (http://idt.net/ir) following the call.

ABOUT IDT:

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides communications and payment services to individuals and businesses primarily through its flagship Boss Revolution® and net2phone® brands. IDT Telecom’s wholesale business is a leading global carrier of international long-distance calls. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	October 31, 2017	July 31, 2017
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$52,755	$90,344
Marketable securities	54,291	58,272
Trade accounts receivable, net of allowance for doubtful accounts of $2,408 at October 31, 2017 and $2,657 at July 31, 2017	78,949	64,979
Prepaid expenses	15,796	14,506
Other current assets	29,961	18,749
Assets held for sale	110,666	124,267
Total current assets	342,418	371,117
Property, plant and equipment, net	88,617	88,994
Goodwill	11,303	11,326
Investments	26,390	26,894
Deferred income tax assets, net	10,524	11,841
Other assets	3,774	3,657
Assets held for sale	5,146	5,134
Total assets	$488,172	$518,963
Liabilities and equity
Current liabilities:
Trade accounts payable	$47,220	$40,989
Accrued expenses	109,155	125,359
Deferred revenue	74,849	76,451
Other current liabilities	5,272	4,659
Liabilities held for sale	101,943	115,318
Total current liabilities	338,439	362,776
Other liabilities	1,169	1,080
Liabilities held for sale	515	550
Total liabilities	340,123	364,406
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	-	-
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at October 31, 2017 and July 31, 2017	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,566 and 25,561 shares issued and 23,267 and 23,264 shares outstanding at October 31, 2017 and July 31, 2017, respectively	256	256
Additional paid-in capital	395,272	394,462
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,299 and 2,297 shares of Class B common stock at October 31, 2017 and July 31, 2017, respectively	(83,327)	(83,304)
Accumulated other comprehensive loss	(2,741)	(2,343)
Accumulated deficit	(170,182)	(163,370)

Total IDT Corporation stockholders’ equity	139,311	145,734
Noncontrolling interests	8,738	8,823
Total equity	148,049	154,557
Total liabilities and equity	$488,172	$518,963

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended October 31,
	2017	2016
	(in thousands, except per share data)

Revenue	$393,555	$369,151
Costs and expenses:
Direct cost of revenue (exclusive of depreciation and amortization)	336,510	313,029
Selling, general and administrative (i)	50,071	45,438
Depreciation and amortization	5,673	5,299
Severance	439	-

Total costs and expenses	392,693	363,766
Other operating expense	(779)	(199)

Income from operations	83	5,186
Interest income, net	362	301
Other (expense) income, net	(826)	2,392

(Loss) income before income taxes	(381)	7,879
(Provision for) benefit from income taxes	(1,416)	14,415

Net (loss) income	(1,797)	22,294
Net income attributable to noncontrolling interests	(295)	(376)
Net (loss) income attributable to IDT Corporation	$(2,092)	$21,918

(Loss) earnings per share attributable to IDT Corporation common stockholders:
Basic	$(0.08)	$0.97
Diluted	$(0.08)	$0.96

Weighted-average number of shares used in calculation of (loss) earnings per share:
Basic	24,628	22,712
Diluted	24,628	22,899

Dividends declared per common share	$0.19	$0.19

(i) Stock-based compensation included in selling, general and administrative expenses	$810	$702

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended October 31,
	2017	2016
	(in thousands)
Operating activities
Net (loss) income	$(1,797)	$22,294
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,673	5,299
Deferred income taxes	1,317	(14,483)
Provision for doubtful accounts receivable	566	260
Realized gain on marketable securities	(7)	-
Interest in the equity of investments	104	(263)
Stock-based compensation	810	702
Change in assets and liabilities:
Restricted cash and cash equivalents	14,742	9,939
Trade accounts receivable	(13,952)	(13,132)
Prepaid expenses, other current assets and other assets	(12,832)	(10)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(9,359)	6,125
Customer deposits	(14,226)	(9,127)
Deferred revenue	(1,556)	(2,114)
Net cash (used in) provided by operating activities	(30,517)	5,490
Investing activities
Capital expenditures	(5,324)	(5,515)
Proceeds from sale of interest in Straight Path IP Group Holding, Inc.	6,000	-
Purchase of IP Interest from Straight Path Communications Inc.	(6,000)	-
Cash used for investments	-	(8,008)
Proceeds from sale and redemption of investments	-	2
Purchases of marketable securities	(15,671)	(10,969)
Proceeds from maturities and sales of marketable securities	19,560	6,001
Net cash used in investing activities	(1,435)	(18,489)
Financing activities
Dividends paid	(4,720)	(4,379)
Distributions to noncontrolling interests	(380)	(389)
Proceeds from exercise of stock options	-	407
Proceeds from sale of member interests in CS Pharma Holdings, LLC	-	1,250
Repurchases of Class B common stock	(23)	(23)
Net cash used in financing activities	(5,123)	(3,134)
Effect of exchange rate changes on cash and cash equivalents	(173)	(1,476)
Net decrease in cash and cash equivalents	(37,248)	(17,609)
Cash and cash equivalents at beginning of period, including $5,716 held for sale at July 31, 2017	96,060	109,537
Cash and cash equivalents at end of period, including $6,057 held for sale at October 31, 2017	$58,812	$91,928
Supplemental schedule of non-cash financing activities
Reclassification of liability for member interests in CS Pharma Holdings, LLC	$-	$8,750

Reconciliation of Non-GAAP Financial Measures for the First Quarter Fiscal 2018 and 2017

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 1Q18, 4Q17 and 1Q17, Adjusted EBITDA, non-GAAP net income and non-GAAP diluted earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with income from operations, add depreciation and amortization, severance expense and other operating expense, and subtract other operating gain.

IDT’s measure of non-GAAP net income starts with net (loss) income in accordance with GAAP and adds severance expense, stock-based compensation, other operating expense, and the tax expense from the increase in the valuation allowance on deferred tax assets, and subtracts other operating gain, and the tax benefit from the release of the valuation allowance and full recognition of deferred tax assets.

IDT’s measure of non-GAAP diluted EPS is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2018 and fiscal 2017 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating expense and other operating gain are components of income from operations. In fiscal 2018, other operating expense included legal fees related to potential liabilities and claims under agreements related to IDT’s spin-off of Straight Path Communications Inc. in 2013. In the fourth quarter of fiscal 2017, other operating gain was primarily the result of insurance proceeds related to the claims. Other operating expense and other operating gain are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. From time-to-time, IDT may incur costs related to non-routine legal and regulatory matters. However, such legal and regulatory matters do not occur each quarter. IDT does not believe the gains or losses from non-routine legal and regulatory matters are components of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

In 1Q17, IDT recorded a foreign income tax benefit of $16.6 million from the release of the valuation allowance and full recognition of certain deferred tax assets, and in 4Q17, IDT recorded a federal income tax expense of $11.1 million from the increase in the valuation allowance on deferred tax assets. The income tax benefit and expense are excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because neither was directly related to the current results of IDT’s core operations. These income tax benefit and expense are not expected to be reoccurring items.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income and, (c) for non-GAAP EPS, basic and diluted earnings per share.

IDT Corporation Reconciliation of Adjusted EBITDA to Net (Loss) Income (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	net2phone -UCaaS	All Other	Corporate
Three Months Ended October 31, 2017 (1Q18)
Adjusted EBITDA	$7.0	$8.9	$0.6	$(0.2)	$(2.4)
Subtract:
Depreciation and amortization	5.7	4.0	1.3	0.4	-
Severance expense	0.4	0.4	-	-	-
Other operating expense	0.8	-	-	-	0.8
Income (loss) from operations	0.1	$4.6	$(0.7)	$(0.6)	$(3.2)
Interest income, net	0.4
Other expense, net	(0.8)
Loss before income taxes	(0.4)
Provision for income taxes	(1.4)
Net loss	(1.8)
Net income attributable to noncontrolling interests	(0.3)
Net loss attributable to IDT Corporation	$(2.1)

	Total IDT Corporation	Telecom Platform Services	net2phone -UCaaS	All Other	Corporate
Three Months Ended July 31, 2017 (4Q17)
Adjusted EBITDA	$8.6	$9.7	$0.4	$0.6	$(2.2)
Subtract (Add):
Depreciation and amortization	5.6	4.0	1.2	0.4	-
Other operating gain	(0.8)	-	-	-	(0.8)
Income (loss) from operations	3.7	$5.7	$(0.8)	$0.2	$(1.4)
Interest income, net	0.3
Other expense, net	(0.7)
Income before income taxes	3.3
Provision for income taxes	(12.8)
Net loss	(9.5)
Net income attributable to noncontrolling interests	(0.4)
Net loss attributable to IDT Corporation	$(9.8)

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	net2phone -UCaaS	All Other	Corporate
Three Months Ended October 31, 2016 (1Q17)
Adjusted EBITDA	$10.7	$10.7	$0.6	$0.5	$(1.1)
Subtract:
Depreciation and amortization	5.3	4.2	0.7	0.4	-
Other operating expense	0.2	-	-	-	0.2
Income (loss) from operations	5.2	$6.5	$(0.2)	$0.1	$(1.3)
Interest income, net	0.3
Other income, net	2.4
Income before income taxes	7.9
Benefit from income taxes	14.4
Net income	22.3
Net income attributable to noncontrolling interests	(0.4)
Net income attributable to IDT Corporation	$21.9

IDT Corporation

Reconciliations of Net (Loss) Income to Non-GAAP Net Income and Diluted EPS to Non-GAAP Diluted EPS

(unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	1Q18	4Q17	1Q17

Net (loss) income	$(1.8)	$(9.5)	$22.3
Adjustments (add) subtract:
Stock-based compensation	(0.8)	(0.9)	(0.7)
Severance expense	(0.4)	-	-
Other operating (expense) gain	(0.8)	0.8	(0.2)
Income tax (expense) benefit	-	(11.1)	16.6
Total adjustments	(2.0)	(11.3)	15.7
Income tax effect of total adjustments	-	(0.1)	(0.3)
	2.0	11.3	(16.0)
Non-GAAP net income	$0.2	$1.8	$6.3

Earnings per share:
Basic	$(0.08)	$(0.41)	$0.97
Total adjustments	0.09	0.48	(0.69)
Non-GAAP EPS - basic	$0.01	$0.07	$0.28

Weighted-average number of shares used in calculation of basic earnings per share	24.6	24.2	22.7

Diluted	$(0.08)	$(0.41)	$0.96
Total adjustments	0.09	0.48	(0.68)
Non-GAAP EPS - diluted	$0.01	$0.07	$0.28

Weighted-average number of shares used in calculation of diluted earnings per share	24.7	24.3	22.9